Exhibit 5.01

[Gable Gotwals Letterhead]

January 5, 2023

Oklahoma Gas and Electric Company

321 N. Harvey

Oklahoma City, Oklahoma 73101

Re: OG&E’s Public Offering of 5.40% Senior Notes, Series due January 15, 2033

Ladies and Gentlemen:

We have acted as special Oklahoma counsel to Oklahoma Gas and Electric Company, an Oklahoma corporation (the “Company”), in connection with the issuance and sale by the Company of $450,000,000 aggregate principal amount of its 5.40% Senior Notes, Series due January 15, 2033 (the “Senior Notes”), issued pursuant to the Prospectus Supplement, dated January 3, 2023 (the “Prospectus Supplement”) and filed with the United States Securities and Exchange Commission (the “SEC”) on January 4, 2023, and the Prospectus dated May 6, 2021, filed as part of the shelf registration statement (File No. 333-255823-01) that automatically became effective under the Securities Act of 1933, as amended (including the rules and regulations thereunder, the “Act”), when filed with the SEC on May 6, 2021 (the “Registration Statement”).

The Senior Notes were issued under the Indenture dated as of October 1, 1995 (the “Base Indenture”) between the Company and BOKF, NA, as successor trustee (the “Trustee”), as supplemented 23 times, most recently by the Supplemental Indenture No. 23 thereto dated as of January 5, 2023 (the Base Indenture, as so supplemented, the “Indenture”), and will be sold to the underwriters (the “Underwriters”) under the Underwriting Agreement dated January 3, 2023 (the “Underwriting Agreement”) among the Company and J.P. Morgan Securities LLC, MUFG Securities Americas Inc., and U.S. Bancorp Investments, Inc., as representatives of the Underwriters.

In rendering this opinion, we have examined and relied on the Registration Statement, the Indenture, the form of the Senior Notes and such corporate records and other documents, and we have reviewed such matters of law, as we have deemed necessary or appropriate. We have also conducted such investigations of fact and law as we have deemed necessary or advisable for purposes of this letter. In rendering this opinion, we have, with your consent, relied upon oral and written representations of officers of the Company and certificates of officers of the Company and public officials with respect to the accuracy of the factual matters addressed in such representations and certificates. In addition, in rendering this opinion we have, with your consent, assumed (a) the authenticity of original documents and the genuineness of all signatures, (b) the conformity to the originals of all documents submitted to us as copies, (c) each natural person signing any document reviewed by us had the legal capacity to do so, (d) each person signing in a representative capacity any document reviewed by us had authority to sign in such capacity, (e) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed, (f) that all Senior Notes will be issued and sold in compliance with applicable federal and state securities laws, including applicable provisions of “blue sky” laws, and in the manner stated in the Registration Statement and the Prospectus Supplement, (g) each of the Senior Notes have been or will be duly authenticated and delivered by the Trustee against payment therefore in accordance with the provisions of the Transaction Documents (as defined below), and (h) the organizational documents of the Company, each as amended to the date hereof, will not have been amended from the date hereof in a manner that would affect the validity of the opinion rendered herein.

We have also assumed that the execution, delivery and performance of the Underwriting Agreement, Indenture and the Senior Notes (collectively, the “Transaction Documents”) will not (a) violate, conflict with or result in a breach of, or require any consent under, the charters, bylaws or equivalent organizational documents of any party to such documents or the laws of the jurisdictions of organization or other applicable laws with respect to such parties, (b) violate any requirement or restriction imposed by any order, writ, judgment, injunction, decree, determination or award of any court or governmental body having jurisdiction over any party to such documents or any of their respective assets or (c) constitute a breach or violation of any agreement or instrument that is binding on any party to the Transaction Documents. We have also assumed that each party to the Transaction Documents other than the Company (in the case of parties that are not natural persons) has been duly organized and is validly existing and in good standing under its jurisdiction of organization, that each such party (other than, with respect to the Senior Notes, the Company) has the legal capacity, power and authority (corporate or otherwise) to enter into, deliver and perform its obligations thereunder and that each of the Transaction Documents (other than, with respect to the Company, the Senior Notes) constitutes the valid and legally binding obligation of all such parties, enforceable against them in accordance with its terms. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others.

Based on the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that the Senior Notes will be the valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

The opinion set forth above is subject to the effects of (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally, (b) general equitable principles (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing) regardless of whether considered in a proceeding in equity or at law, (c) applicable law and public policy with respect to rights to indemnity and contribution, (d) an implied covenant of good faith and fair dealing, (e) provisions of law that require that a judgment for money damages rendered by a court in the United States be expressed only in United States dollars, (f) limitations by any governmental authority that limit, delay or prohibit the making of payments outside the United States and (g) generally applicable laws that (i) provide for the enforcement of oral waivers or modifications where a material change of position in reliance thereon has occurred or provide that a course of performance may operate as a waiver, (ii) limit the availability of a remedy under certain circumstances where another remedy has been elected, (iii) limit the enforceability of provisions releasing, exculpating or exempting a party from, or requiring indemnification or contribution of a party for, liability for its own action or inaction, to the extent the action or inaction involves negligence, gross negligence, recklessness, willful misconduct or unlawful conduct, (iv) may, where less than all of a contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange, (v) may limit the enforceability of provisions providing for compounded interest, imposing increased interest rates or late payment charges upon delinquency in payment or default or providing for liquidated damages or for premiums or penalties upon acceleration and (vi) limit the waiver of rights under usury laws. We express no opinion as to whether, or the extent to which, the laws of any particular jurisdiction apply to the subject matter hereof, including, without limitation, the enforceability of the governing law provision contained in the Senior Notes or the Indenture. Furthermore, the manner in which any particular issue relating to the opinions would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it. We express no opinion as to the effect of Section 210(p) of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

This opinion is limited to the laws of the State Oklahoma. We express no opinion as to the laws of any other jurisdiction, including without limitation the federal laws of the United States. The opinions expressed herein are as of the date hereof only and are based on laws, orders, contract terms and provisions, and facts as of such date, and we disclaim any obligation to update this opinion letter after such date or to advise you of changes of facts stated or assumed herein or any subsequent changes in law.

We hereby consent to the filing of this opinion as Exhibit 5.01 to the Current Report on Form 8-K dated the date hereof and incorporated by reference into the Registration Statement and to the reference to us with respect to this opinion under the caption of “Legal Opinions” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Gable Gotwals